Exhibit 99.(a)(5)(I)

I am pleased to announce that Endo has successfully acquired approximately 83 percent of the shares of HealthTronics, Inc. in a successful tender offer that concluded last evening. This makes HealthTronics a majority-owned subsidiary of Endo effective immediately. We expect to complete the full acquisition as soon as July 12, and thereafter HealthTronics will become a wholly owned subsidiary of Endo, elevating our company beyond pharmaceuticals and into the arena of devices, diagnostics and related urology services.

With this acquisition, we believe we can capture significant value for employees and our investors; urology practices, payers and the patients they serve will all benefit from the combined expertise, products and services of our combined company. The deal also creates new opportunities for additional investment that will enhance the value of the channels we have already established with leading urologists.

HealthTronics, which will continue its operations in Austin, Texas, offers a portfolio that includes treatments for prostate cancer, BPH (benign prostate hyperplasia) and kidney stones, as well as pathology services for the detection and diagnosis of cancer and other conditions.

As I’ve mentioned, HealthTronics has a strong management team which will remain in place, with its current president and CEO, James Whittenburg, reporting to me. For all of us in the current Endo organization, our high-level strategies and day-to-day areas of focus will be business as usual.

This acquisition promises to maintain our transformation into a pioneering healthcare solutions company, as we continue to see improvements in our market position, with regard to our portfolio, our alliances and our unique capabilities. The addition of HealthTronics will allow us to become more nimble and better able to respond to the evolving needs of the healthcare market.

As we continue to look beyond traditional pharmaceuticals to integrate new technologies and products, we are better aligning our company with physicians and payers to improve the treatment and management of patients – and ultimately reduce the costs of their care.

We are committed to finding new ways to grow our business and enhance our revenue, including acquisitions like HealthTronics, and I look forward to bringing you more exciting announcements about our company’s growth in the future.

Enjoy your 4th of July celebration!

Dave